CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-174835) pertaining to the Cascade Bancorp 2008 Performance Incentive Plan and in the Registration Statement on Form S-1 (No. 333-173021) of our reports dated March 26, 2012, with respect to the consolidated financial statements of Cascade Bancorp and subsidiary (collectively, “Cascade Bancorp”) and the effectiveness of internal control over financial reporting of Cascade Bancorp included in Cascade Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Delap LLP

Lake Oswego, Oregon

March 26, 2012